EXHIBIT 99.19(c)
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              SHAREHOLDER SERVICING PLAN FOR INVESTOR CLASS SHARES



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                           UNDISCOVERED MANAGERS FUNDS

               Shareholder Servicing Plan (Investor Class Shares)

                         (Effective as of July 9, 1998)

         This Plan (the "Plan"), as amended from time to time, constitutes the Shareholder Servicing Plan with respect to each series of shares of beneficial interest containing Investor Class shares heretofore or hereinafter organized (each a "Fund," and collectively, the "Funds") of UNDISCOVERED MANAGERS FUNDS, a Massachusetts business trust (the "Trust").

         The Trust, on behalf of the Investor Class shares of each Fund, will pay to Undiscovered Managers Funds, LLC, a Delaware limited liability company, as the shareholder servicing agent of the Investor Class shares of the Funds, or such other entity as shall from time to time act as the shareholder servicing agent of such Investor Class shares (the "Servicing Agent"), a fee (the "Shareholder Servicing Fee") for services rendered and expenses borne by the Servicing Agent in connection with the provision of certain services provided to Investor Class shareholders, at an annual rate not to exceed 0.35% of a Fund's average daily net assets attributable to Investor Class shares. Such services may include (and are in addition to any such general services provided to a Fund as a whole): (i) transfer agent and sub-transfer agent services for beneficial owners of Investor Class shares, (ii) aggregating and processing purchase and redemption orders for Investor Class shareholders, (iii) providing beneficial owners of Investor Class shares who are not record owners with statements showing their positions in the Fund, (iv) processing dividend payments for Investor Class shares, (v) providing sub-accounting services for Investor Class shares held beneficially, (vi) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating prospectuses to beneficial owners of Investor Class shares who are not record owners and (vii) receiving, tabulating and transmitting proxies executed by beneficial owners of Investor Class shares who are not record owners (collectively, the "Shareholder Services"). Subject to such limit, the Shareholder Servicing Fee shall be as approved from time to time by the Trustees of the Trust. The Shareholder Servicing Fee shall be computed and paid monthly or at such other intervals as the Trustees shall determine. The Servicing Agent may pay all or any portion of the Shareholder Servicing Fee to shareholder servicing agents or other organizations (including, but not limited to, any affiliate of the Servicing Agent) as shareholder servicing fees pursuant to agreements with such organizations for providing all or any portion of the Shareholder Services, and may retain all or any portion of the Shareholder Servicing Fee as compensation for providing the Shareholder Services.